Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our audit report dated April 17, 2017, relating to the consolidated financial statements of ULURU Inc. (the "Company") for the fiscal year ended December 31, 2016 appearing in the Annual Report on Form 10-K Amendment No. 1 of the Company for the year ended December 31, 2016.

/s/ Montgomery Coscia Greilich, LLP

Plano, Texas
 March 28, 2018